2100 Seaport Boulevard Redwood City California 94063 U.S.A. main +1 650 562 0200 fax +1 650 817 1499 www.openwave.com

October	14, 2004

Mr.	Dave Whalen

c/o Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City, CA 94063

Re:	Amended and Restated Employment Terms

Dear Dave:

This letter sets forth the terms of your employment at Openwave Systems Inc. (the “Company”). This letter supersedes all prior agreements relating to the terms of your employment except for the Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”) previously entered into between you and the Company. The terms of the offer are set forth below, as supplemented by the employment terms set forth in the Company’s standard form of Indemnification Agreement for Executive Officers and Directors, a copy of which is attached to this letter, and referred to, collectively with this letter, as the “Executive Offer Documents.” The terms set forth below are effective as of October 3, 2005, except as otherwise set forth below.

1. Title and Cash Compensation.

Your title will be Senior Vice President of Worldwide Sales. You will continue to report to Al Snyder. Effective October 3, 2005, your monthly base salary will be $20,833.33 or $250,000 on an annualized basis. Additionally, you will be eligible for incentive compensation under the Company’s 2005 General Manager Sales Incentive Plan, as amended from time to time, and your target variable compensation will be $250,000 based on your performance in achieving defined objectives according to the Plan. At target, your total cash compensation (TCC) is $500,000 on an annualized basis.

2. Other Benefits.

You will continue to be entitled to any benefits applicable to you under the Company’s Executive Severance Policy, as in effect at the applicable time. As an employee, you also will continue to be eligible to receive our standard employee benefits except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

3. Additional Terms.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under or referred to in this letter.

Mr. Dave Whalen

In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Angela Polk in Openwave’s Legal Department no later than two days after your receipt of this letter.

/s/ Tim Burch
Tim Burch SVP, Human Resources

Accepted by:

/s/ Dave Whalen
Dave Whalen